Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130074
Prospectus Supplement to the Prospectus dated December 1, 2005 and the
Prospectus Supplement dated December 1, 2005 — No. 584
$825,000,000
The Goldman Sachs Group, Inc.
Floating Rate Extendible Notes
Medium-Term Notes, Series B

          We will pay interest on the notes generally on the 15th day of each February, May, August and November, beginning on August 15, 2006, at a rate per annum for each interest period equal to USD-federal funds-open rate plus the applicable spread for that interest period. Each of the notes has an initial maturity date of November 15, 2007. Holders will be entitled to extend the maturity date of any of their notes for three-month periods each February 15, May 15, August 15 and November 15 (or if that day is not a business day, the immediately following business day), beginning on August 15, 2006, in accordance with the procedures described in this prospectus supplement. If a holder does not extend the maturity date of a note, that holder will receive a non-extendible substitute note for any note not so extended. The substitute note will retain the then-current maturity date of the original note, which is generally 15 months after the election date. In no event may the maturity of any note be extended beyond May 15, 2012, the final maturity date.
          We may redeem some or all of the notes on any interest payment date, beginning on May 15, 2011, at 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date. In addition, if the maturity of any notes is not extended on any election date, we may redeem any or all of those notes on any one or more interest payment dates after the election date, at 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date. We currently expect to redeem any notes for which the maturity is not extended, but we are not obligated to do so and there is no assurance that we will redeem any such notes.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	100.00%	$825,000,000
Underwriting discount	0.20%	$1,650,000
Proceeds, before expenses, to Goldman Sachs	99.80%	$823,350,000
          The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 15, 2006 and must be paid by the purchaser if the notes are delivered after May 15, 2006.

          The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on May 15, 2006.
          Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Daiwa Securities SMBC Europe	Ramirez & Co., Inc.

Prospectus Supplement dated May 8, 2006.

          This prospectus supplement and the accompanying prospectus dated December 1, 2005, as supplemented by the accompanying prospectus supplement dated December 1, 2005, should be read together because the floating rate extendible notes are part of a series of our debt securities called Medium-Term Notes, Series B. The terms used here have the meanings given to them in the accompanying prospectus dated December 1, 2005, as supplemented by the accompanying prospectus supplement dated December 1, 2005, unless the context requires otherwise.

Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. Also, references to the “accompanying prospectus” mean the accompanying prospectus dated December 1, 2005, as supplemented by the accompanying prospectus supplement dated December 1, 2005, of The Goldman Sachs Group, Inc.

SPECIFIC TERMS OF YOUR NOTE
Type of note:     floating rate extendible note
Principal amount:     $825,000,000
Specified currency — principal:     U.S. dollars
Specified currency — interest:     U.S. dollars
Denomination:     integral multiples of $1,000, subject to a minimum denomination of $2,000
Original issue date (settlement date):     May 15, 2006
No listing:     the notes will not be listed on any securities exchange or interdealer market quotation system
Interest rate basis:     USD-federal funds-open rate
Interest determination date:     the interest determination date relating to the particular interest reset date (and for the issue date) will be the same day as the interest reset date
Interest payment date(s):     February 15, May 15, August 15 and November 15 in each year, beginning on August 15, 2006. The final interest payment date for any notes maturing prior to the final maturity date will be the relevant maturity date, and interest for the final interest period will accrue from and including the interest payment date in the quarter immediately preceding such relevant maturity date to but excluding the maturity date.
Spread:     the table below indicates the applicable spread to be added to the interest rate basis for the interest reset dates occurring during each of the indicated interest periods:

For the issue date and
interest reset dates
occurring:	Spread

From and including the issue date to but excluding the May 15, 2007 interest reset date	plus .11%
From and including the May 15, 2007 interest reset date to but excluding the May 15, 2008 interest reset date	plus .12%
From and including the May 15, 2008 interest reset date to but excluding the May 15, 2009 interest reset date	plus .13%
From and including the May 15, 2009 interest reset date to but excluding the May 15, 2010 interest reset date	plus .14%
From and including the May 15, 2010 interest reset date to but excluding the May 15, 2011 interest reset date	plus .15%
From and including the May 15, 2011 interest reset date to but excluding the final maturity date	plus .15%
Interest period:      The period from and including May 15, 2006, to but excluding the next interest payment date, and each succeeding period beginning on and including the interest payment date to but excluding the next succeeding interest payment date
Interest reset dates:     daily
Calculation agent:     The Bank of New York
Initial maturity date:     November 15, 2007, or if that day is not a business day, the immediately preceding business day
Final maturity date:     May 15, 2012, or if that day is not a business day, the immediately preceding business day
CUSIP No.:     38141EKN8
Maximum rate:     none

Minimum rate:     none
USD-federal funds-open rate:     the USD-federal funds-open rate will be the rate for U.S. dollar federal funds on the relevant interest determination date under the heading “Federal Funds” and opposite the caption “Open”, as that rate is displayed on Moneyline Telerate page 5 (or any successor or replacement page). If the USD-federal funds-open rate cannot be determined in this manner, the following procedures will apply.

If the rate described above is not displayed on Moneyline Telerate page 5 (or any successor or replacement page) at 5:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, then the USD-federal funds-open rate, for the relevant interest determination date, will be the rate for that day displayed on FEDSPREB Index on Bloomberg (which is the Fed Funds Opening Rate as reported by Prebon Yamane on Bloomberg).

If the rate described above is not displayed on Moneyline Telerate Page 5 (or any successor or replacement page) and does not appear on FEDSPREB Index on Bloomberg at 5:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the USD-federal funds-open rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds, arranged before 9:00 A.M., New York City time, on the relevant interest determination date, quoted by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

If fewer than three brokers selected by the calculation agent are quoting as described above, the USD-federal funds-open rate in effect for the new interest period will be the USD-federal funds-open rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.
Elections to extend the maturity of a note:

the holder of a note may elect to extend the maturity of any principal amount of $1,000 or any integral multiple thereof, subject to a minimum denomination of $2,000, of that note during the notice period relating to each election date (as described below). This election may not be made for any note (or portion thereof) we will have called for redemption as described below. A holder’s election to extend the maturity of any note will cause the maturity of those notes to be extended to the 15th day of the calendar month which is the third calendar month after (1) the initial maturity date (in the case of the initial extension of maturity) or (2) any later date to which the maturity date of the notes have previously been extended. If any such date would otherwise be a day that is not a business day, then the maturity date of those notes will be extended to the immediately preceding business day. In no event may the maturity of any note be extended beyond May 15, 2012, the final maturity date.

For example, your election to extend the maturity date of a note as of August 15, 2006 (the initial election date) will cause the maturity date of that note to be extended from November 15, 2007 (the initial maturity date) to February 15, 2008 (or the immediately preceding business day, if February 15, 2008 is not a business day). Your election to extend the maturity date of a note effective as of the November 15, 2006 election date will cause the maturity date of that note to be extended from February 15, 2008 to May 15, 2008 (or the immediately preceding business day, if May 15, 2008 is not a business day).

The election dates will be each February 15, May 15, August 15 and November 15. However, if an election date would otherwise be a day that is not a business day, the election date will be extended to the immediately following business day. The first election date will be August 15, 2006 and the last election date for any note then outstanding will be November 15, 2010.

To make an election to extend the maturity of the notes effective on any election date, the holder of your note must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the tenth business day prior to the election date and end at 5:00 P.M., New York City time, of the second business day prior to the election date. A notice of election must be delivered to the trustee for the notes, through the normal clearing channels described in more detail under “Other Terms” below, on or after the first day of the notice period and no later than the close of business on the last business day in the notice period relating to the applicable election date. Upon delivery to the trustee of a notice of election to extend the maturity of the notes or any portion thereof during any notice period, that election will be revocable during each day of such notice period, until 5:00 P.M., New York City time, on the last business day in the notice period relating to the applicable election date, at which time such notice will become irrevocable.

If, with respect to any election date, the holder of your note does not make a timely and proper election to extend the maturity of all or any portion of the principal amount of your notes, the principal amount of your notes for which no such election has been made will be due and payable on the then-current maturity date. The principal amount of your notes for which such election is not exercised will be represented by a substitute note issued as of such election date. The substitute note so issued will have the same terms as the original notes, except that it will not be extendible, it will have a different CUSIP number, its non-extendible maturity date will remain the then-current maturity date, which is generally 15 months after the election date and it will be redeemable by us on each interest payment date, as described under “Redemption” below.

For example, if you do not elect to extend the maturity date of the notes effective as of the August 15, 2007 election date, you will receive a substitute note. The maturity date on that substitute note will remain the then-current maturity date, or November 15, 2008 (or the immediately preceding business day, if November 15, 2008 is not a business day). If you initially extended the maturity of your notes on the August 15, 2007 election date, but do not elect to extend the maturity date of your notes effective on the November 15, 2007 election date, you will receive a substitute note. The maturity date on the substitute note will remain the then-current maturity date, or February 15, 2009 (or the immediately preceding business day, if February 15, 2009 is not a business day). The failure to elect to extend the maturity of all or any portion of your notes will be irrevocable and will be binding upon any subsequent holder of those notes.
Redemption:     on the May 15, 2011 interest payment date and on each interest payment date occurring thereafter, Goldman Sachs may elect to redeem your notes, in whole or in part, on not less than 30 days’ notice to the holders of the notes to be redeemed. In addition, if an election to extend the maturity of some or all of your notes is not received, we may elect to redeem such notes, in whole or in part, on not less than 30 days’ notice to the holders of the notes to be redeemed, on any interest payment date following such non-extension. In both cases, the redemption price will be equal to 100% of the principal amount of your notes to be redeemed, plus any accrued and unpaid interest thereon to the date of redemption. We currently expect to redeem any notes for which the maturity is not extended, but we are not obligated to do so and there is no assurance that we will redeem any such notes.

OTHER TERMS
          The notes will be issued in registered global form and will remain on deposit with the depositary for the notes as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus. DTC will be the initial depositary for the notes. Therefore, the holder of your notes must exercise the option to extend the maturity of your notes through the depositary. To ensure that the depositary will receive timely notice of your election to extend the maturity of all or a portion of your notes, so that it can deliver notice of your election to the trustee prior to the close of business on the last business day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the notes to notify the depositary of your election to extend the maturity of your notes in accordance with the then applicable operating procedures of the depositary.
          The depositary must receive any notice of election from its participants no later than 5:00 P.M. (New York City time) on the last business day in the notice period for any election date. Different firms have different cut-off times for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the notes to ascertain the cut-off time in order to ensure that timely notice will be delivered to the depositary.
          None of Goldman Sachs, the trustee or any agent of either of them will have any liability to the holder or any direct participant, indirect participant or beneficial owner for any delay in exercising the option to extend the maturity of a note.
          Goldman Sachs makes no recommendation as to whether you should extend the maturity of a note. You are urged to consult your advisors as to the desirability of exercising your right to extend the maturity of the notes.

UNITED STATES TAXATION
          This section supplements the discussion of U.S. federal income taxation in the accompanying prospectus, with respect to United States holders.
          There are no regulations, rulings or other authorities directly addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the notes, and therefore, the federal income tax treatment of the notes is uncertain. Pursuant to Treasury regulations governing modifications to the terms of debt instruments (the “Modification Regulations”), the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is considered material under the Modification Regulations. The Modification Regulations do not specifically address the unique features of the notes (including their economic equivalence to a six-year debt instrument containing put and call options). However, under the Treasury regulations governing original issue discount on debt instruments (the “OID Regulations”), for purposes of determining the yield and maturity of a debt instrument that provides the holder with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to extend the maturity of the debt instrument), a holder is deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the debt instrument. Since the spread will periodically increase during the term of the notes from an initial amount equal to .11% to an amount equal to .15%, under these rules, as of the issue date, it would be reasonable to assume that original holders of the notes would elect to extend the maturity of all of the principal amount of the notes until May 15, 2011 and possibly until the final maturity date in accordance with the procedures described under “Specific Terms of Your Note” above. In addition, under the OID regulations, an issuer is deemed to exercise an option or combination of options in a manner that minimizes the yield on the debt instrument. Because the spread in the notes will not increase after May 15, 2011, we will take the position that under the OID regulations, calling the notes will not minimize the notes’ yield and therefore it is not assumed that the issuer would call the notes. Accordingly, we will take the position that the final maturity date should be treated as the maturity date of the notes. You will also be bound to take this position by the terms of your note, absent an administrative or judicial determination to the contrary.
          Although it is unclear how the OID Regulations should apply in conjunction with the Modification Regulations, it will be reasonable to treat an election to extend the maturity of all or any portion of the principal amount of the notes in accordance with the procedures described above as not causing a taxable event for U.S. federal income tax purposes.
          Under the treatment described above, the notes will be treated as having been issued with de minimis original issue discount. Therefore, the notes will not constitute discount notes. See “United States Taxation” in the accompanying prospectus.
          You should note that no assurance can be given that the IRS will accept, or that the courts will uphold, the characterization and the tax treatment of the notes described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the notes is a taxable event for U.S. federal income tax purposes, then you would be required to recognize any gain inherent in the notes at such time upon the exercise of such election. You should consult your tax advisors regarding the U.S. federal income tax consequences of an investment in, and extending the maturity of, the notes.

          If you do not elect to extend the maturity date of your notes, although the matter is not free from doubt, you should be treated as having disposed of your notes in a taxable transaction in return for the substitute notes if the differences between the terms of your notes and the substitute notes as of the applicable election date are “economically significant”. Except as otherwise noted, the discussion below assumes that you will be so treated and that such differences will be “economically significant”. If the differences between the terms of your notes and the substitute notes as of the applicable election date are not “economically significant”, you will not be treated as having disposed of your notes in a taxable exchange and you will be subject to tax with respect to your substitute notes in the same manner as described above with respect to your notes.
          If you do not elect to extend the maturity date of your notes as of any election date, you will recognize gain or loss in an amount equal to the difference between your tax basis in the notes for which the election is not made and the issue price of the substitute notes. The issue price of the substitute notes will be determined in the following manner. If the substitute notes are treated as “publicly traded” under the OID Regulations, then the issue price for the substitute notes will be equal to the fair market value of the substitute notes as of the applicable election date. If the substitute notes are not treated as “publicly traded” under the OID Regulations but the notes are treated as “publicly traded” under the OID Regulations, then the issue price for the substitute notes will be equal to the fair market value of the notes as of the applicable election date. If the notes and the substitute notes are both not treated as “publicly traded” under the OID Regulations, then the issue price of the substitute notes will be equal to the principal amount of the substitute notes.
          If the issue price for a substitute note, determined as set forth above, is greater than 99.75% of the substitute note’s face amount, you will not be subject to the OID rules and will be subject to U.S. federal income tax on the substitute notes as described under “United States Holders — Payments of Interest” in the accompanying prospectus. However, if the issue price for a substitute note is determined to be less than or equal to 99.75% of the substitute note’s face amount, you will be required to include original interest discount (equal to the difference between the substitute note’s issue price and face amount) in income over the remaining term of the substitute note.

SUPPLEMENTAL PLAN OF DISTRIBUTION
          The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal Amount
Underwriters	of Notes

Goldman, Sachs & Co.	$808,500,000
Daiwa Securities SMBC Europe Limited	8,250,000
Samuel A. Ramirez & Company, Inc.	8,250,000

Total	$825,000,000

          Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.20% of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at no discount from the original issue price of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.
          Please note that the information about the settlement date or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. set forth on the cover or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
          None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.
          Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons unless if such offers or sales are made by or through National Association of Securities Dealers (the “NASD”) member broker-dealers registered with the U.S. Securities and Exchange Commission.
          Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
          In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant

Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by The Goldman Sachs Group, Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.
          For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
          The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 for the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
          The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
          The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $200,000.
          In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” in the accompanying prospectus supplement.
          The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
          Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page

Specific Terms of Your Note	S-2
Other Terms	S-6
United States Taxation	S-7
Supplemental Plan of Distribution	S-9

Prospectus Supplement dated December 1, 2005

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22

Prospectus dated December 1, 2005

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$825,000,000
Floating Rate Extendible Notes
The Goldman Sachs
Group, Inc.
Medium-Term Notes, Series B

Goldman, Sachs & Co.
Daiwa Securities SMBC Europe
Ramirez & Co., Inc.